Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of OraSure Technologies, Inc. of our report dated March 5, 2025, relating to the consolidated financial statements of Sherlock Biosciences, Inc., appearing in the Current Report on Form 8-K/A filed by OraSure Technologies, Inc. on March 7, 2025.

/s/ Baker Newman & Noyes LLC
Boston, Massachusetts
May 20, 2025